For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES FOURTH QUARTER EARNINGS

CORNELIA, GA. February 3, 2006, Habersham Bancorp (NASDAQ: HABC) reports fourth quarter earnings of $1,079,065 or $.37 per diluted share, compared to fourth quarter earnings of $646,489 or .22 per diluted share in 2004. Fourth quarter earnings were impacted by growth in the loan portfolio and the improvement in the net interest margin of Habersham Bank, the bank subsidiary of Habersham Bancorp. Included in net earnings of $646,489 for the fourth quarter ended December 31, 2004 was an after-tax gain of approximately $119,000 relating to the sale of Habersham Bank’s holdings of Southeast Bankcard Association common stock.

Year-to-date net earnings for the year ended December 31, 2005 was $3,813,471 or $1.30 per diluted share, an increase of 62.74% when compared to $2,343,273 or $.80 per diluted share for the year ended December 31, 2004. Year-to-date net earnings were also impacted by growth in Habersham Bank’s loan portfolio of approximately $39.6 million and in interest rate increases during the year. Growth in Habersham Bank’s loan portfolio was divided between internally generated growth of approximately $25.2 million and the addition of approximately $14.4 million from the merger with Liberty Bank and Trust. Included in net earnings of $2,343,273 for the year ended December 31, 2004 were after-tax gains of approximately $580,000 and $119,000 relating to the sale of 7.18 acres of property adjacent to the Cornelia Office of Habersham Bank, the company’s primary subsidiary, and the sale of Habersham Bank’s holdings of Southeast Bankcard Association common stock.

Total assets of $478 million at December 31, 2005, reflects an increase of $92 million or 23.83% from $386 million at December 31, 2004. Management reported that the increase is due primarily to increases in cash deposits and in the loan portfolio of Habersham Bank of approximately $43.3 million and $39.6 million, respectively. An increase in deposit balances at December 30, 2005, resulted in an short-term investment in Federal Funds Sold of $36.3 million. During the third quarter of 2005 Habersham Bank acquired Liberty Bank and Trust, based in Toccoa, GA. Liberty Bank and Trust’s assets of approximately $14.9 million as of the date of acquisition are included with Habersham Bank’s.

The Company’s stock is listed on the Nasdaq National Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc.; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited) (dollar amount in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Earnings Summary
Interest income	$7,478	$5,392	$25,936	$20,743
Interest expense	2,551	1,779	8,600	6,791
Net interest income	4,927	3,613	17,336	13,952

Provision for loan losses	-	80	330	483
Net interest income after provision for loan losses	4,927	3,533	17,006	13,469

Other income	1,087	997	3,657	4,379
Investment securities gains, net	(48)	(13)	(6)	52
Other expense	4,375	3,634	15,195	14,777
Earnings before income tax expense	1,591	883	5,462	3,123

Income tax expense	512	237	1,649	780

Net earnings	$1,079	$646	$3,813	$2,343

Net earnings per share-basic	$.37	$.22	$1.31	$.81

Net earnings per share-diluted	$.37	$.22	$1.30	$.80

Weighted average number of common shares outstanding	2,909,416	2,898,009	2,903,788	2,889,004

Weighted average number of common and common equivalent shares outstanding	2,945,375	2,928,910	2,938,698	2,939,951

Cash dividends declared per common share	$.08	$.07	$.32	$1.28

Balance Sheet Summary	December 31, 2005	December 31, 2004

Total Assets	$478,433	$385,933
Loans, net	316,775	277,137
Deposits	372,764	292,957
Shareholders’ Equity	50,257	48,006

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